Exhibit 99.1

LLEX:OTCQB

LILIS ENERGY APPOINTS JOSEPH C. DACHES, CPA AS EVP, CFO AND TREASURER

DENVER, COLORADO – January 25, 2016 – Lilis Energy, Inc. (OTCQB: LLEX) announced today the appointment of Joseph C. Daches, CPA, as its new Executive Vice President, Chief Financial Officer and Treasurer. Mr. Daches has over 20 years of experience and expertise in directing strategy, accounting and finance in primarily small and mid-size oil and gas companies.

Prior to joining Lilis Energy, Inc., Mr. Daches held the position of CFO at Magnum Hunter Resources (“MHR”) where he concluded his tenure by successfully guiding MHR through a restructuring and upon emergence was appointed Co-CEO by the new Board of Directors. Mr. Daches has helped guide several oil and gas companies through financial strategy activities, capital raises, and both public and private offerings. Mr. Daches possesses significant business experience and knowledge related to the oil and gas industry, including A&D transactions, oil and gas reporting, SEC reporting, corporate governance and compliance, budgeting and business valuations. He holds a Bachelor of Science in accounting and is a licensed CPA in Texas.

“We are pleased to welcome Mr. Daches to the Lilis Energy management team and look forward to capitalizing on his extensive experience and background to help Lilis Energy achieve our expansive growth strategies and goals,” said Avi Mirman, CEO of Lilis Energy.

“I am excited to join Lilis Energy at this pivotal point in the company’s development. I am confident that my expertise and experience will steer Lilis Energy’s corporate strategy in a manner that maximizes shareholder value and maintains solid corporate governance,” said Mr. Daches.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin and in the Denver-Julesburg (DJ) Basin, considered amongst the leading resource plays in North America. Lilis’s total net acreage in the Permian Basin is approximately 5,300 acres, and total net acreage in the DJ is approximately 7,200 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production, and pursue strategic acquisitions in its core areas. For more information, please contact CORE IR : (516) 222-2560 or visit www.lilisenergy.com.

Contact:

Investor Relations

Core IR

David Boral

Managing Director

516 222 2560

Media Relations

Wobbe Ploegsma

V.P. Investor Relations & Capital Markets

210-999-5400 ext. 31